Exhibit 99.1
           UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                                Unaudited
                                ---------
                                               Twelve Months Ended
                                                      June 30,
                                           --------------------------
                                               1995          1994
                                           ----------    ------------
                   (Dollars in thousands, except per share amounts) OPERATING REVENUES
      Service                              $  388,123    $  257,176
      Equipment sales                          14,263        12,004
                                           ----------    -----------
         Total Operating Revenues             402,386       269,180
                                           ----------    -----------
    OPERATING EXPENSES
      System operations                        55,506        40,569
      Marketing and selling                    82,674        55,875
      Cost of equipment sold                   46,447        34,328
      General and administrative              110,127        84,668
      Depreciation                             46,830        32,289
      Amortization of intangibles              29,020        22,768
                                           ----------    -----------
         Total Operating Expenses             370,604       270,497
                                           ----------    -----------
    OPERATING INCOME (LOSS) BEFORE
      MINORITY SHARE                           31,782        (1,317)
    Minority share of operating income         (6,601)       (3,823)
                                           ----------    -----------
    OPERATING INCOME (LOSS)                    25,181        (5,140)
                                           ----------    -----------
    INVESTMENT AND OTHER INCOME
      Investment income                        32,656        21,762
      Amortization of licenses and deferred
         costs related to investments            (919)         (965)
      Interest income                           4,126         2,661
      Other (expense), net                     (1,798)       (2,105)
      Gain on sale of cellular and
         other investments                     38,680         4,851
                                           ----------    -----------
           Total Investment and
               Other Income                    72,745        26,204
                                           ----------    -----------
    INCOME BEFORE INTEREST AND
       INCOME TAXES                            97,926        21,064
    Interest expense - affiliate               21,165        21,544
    Interest expense - other                    6,907         3,950
                                           ----------    -----------
    INCOME (LOSS) BEFORE INCOME TAXES          69,854        (4,430)
    Income tax expense                         10,129         3,253
                                           ----------    -----------
    NET INCOME (LOSS)                      $   59,725    $   (7,683)
                                           ==========    ===========
    WEIGHTED AVERAGE COMMON AND
       SERIES A COMMON SHARES (000s)           81,672        72,579

    EARNINGS PER COMMON AND SERIES A
       COMMON SHARE                        $      .73    $     (.11)
                                           ==========    ===========
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